Exhibit 99

                              FOR IMMEDIATE RELEASE


                  February 20, 1998 - Chic by H.I.S, Inc. (New York Stock Exchange Symbol: JNS) announced today that an agreement has been reached to reconstitute its Board of Directors to avert a contested election for directors. The new Board, which will be effective on the tenth day after the Company has filed with the Securities and Exchange Commission and transmitted to its stockholders an information circular required under Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder, which effective date is expected to occur on or about March 6, 1998, will initially consist of three incumbent directors, Burton M. Rosenberg, Richard K. Howe and Harvey Silverman, and four new directors, Herbert A. Denton, Daniel Rubin, Kenneth Zimmerman and Arnold M. Amster. The two remaining vacancies on the nine person Board will be filled by the unanimous consent of the directors.

                  The Company had announced on January 13, 1998 that it received a letter on January 12, 1998 from Mr. Denton of Providence Capital, Inc., notifying the Company of his intention to nominate 10 individuals for election to the Board of Directors at the 1998 Annual Meeting of Stockholders. Two of the new directors, Mr. Denton and Mr. Rubin, were among the 10 individuals proposed by Mr. Denton.

                  Mr. Rosenberg, the Chairman of the incumbent Board and the reconstituted Board stated that the reconstituted Board "is a strong Board with diverse business experience that can fully represent the interests of Chic's stockholders. I look forward to working harmoniously with the reconstituted Board and am pleased that a costly and time consuming election contest has been averted in a manner that will further the interests of Chic's stockholders."

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                  Mr. Amster is the Senior Managing Partner of Amster & Co. and
the Chairman of the Board of Flex Holding Corporation, both private investment companies, and a director of BEM International, a money management firm. He is a significant stockholder of the Company.

                  Mr. Denton is the President of Providence Capital, Inc., a private merchant bank and registered broker-dealer, and a director of Mesa Air Group Inc., the country's largest commuter airline.

                  Mr. Howe, a director of the Company since 1993, is a consultant and a private investor, and a director of Back Bay Restaurant Group Inc. Prior to June 1992, Mr. Howe held senior positions with John Hancock Freedom Securities Corporation and its registered broker dealer subsidiaries.

                  Mr. Rosenberg, a director of the Company since 1988, is the Company's Chief Executive Officer and Chairman of the Board.

                  Mr. Rubin is Managing Partner of LDR Equities, a real estate, textile and clothing management firm, the principal stockholder of Trimtex Company, a textile manufacturer, and the principal stockholder of Gordon & Ferguson, an apparel manufacturer. He is a significant stockholder of the Company.

                  Mr. Silverman, a director of the Company since 1993, is the Chief Financial Officer and Treasurer of Objects of Art Ltd. and Meltzer Industries Corporation, apparel manufacturers; President of Judyanna Ltd., an apparel manufacturer; and Chairman of the Board of Quicksilver Development Corp., a computer software developer.

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                  Mr. Zimmerman is the founder, the Chief Executive Officer, the
President and the sole stockholder of Kenar Enterprises, Ltd., a privately held women's apparel manufacturer and retailer for the past twenty-one years and has extensive experience in the apparel industry. He is also a significant stockholder of the Company.

                  Chic designs, manufactures and markets moderately priced, basic style, cotton denim jeans, casual pants and shorts for women, girls, men and boys. Chic's German subsidiary markets women's and men's jeans and casual pants under the H.I.S. brand name primarily in Germany and, to a lesser extent, Austria, Switzerland, the Czech Republic, Slovakia and Poland.

                  FOR FURTHER INFORMATION: Contact: Chic Public Relations Department at (212) 302-6400.